EXHIBIT 3.1
CORRECTED
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTUITIVE SURGICAL, INC.
INTUITIVE SURGICAL, INC., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”) hereby certifies that:
1.    The name of the Corporation is Intuitive Surgical, Inc. The name under which this corporation was originally incorporated is Intuitive Surgical Devices, Inc.
2.    The date of filing of the Corporation’s original Certificate of Incorporation was November 9, 1995.
3.    The Corporation filed an Amended and Restated Certificate of Incorporation on June 30, 2003. Said Amended and Restated Certificate requires correction as permitted by Section 103 of the General Corporation law of the State of Delaware.
4.    The inaccuracy or defect of said Amended and Restated Certificate of Incorporation is as follows: Due to a clerical error, the Corporation’s former Certificate of Incorporation was mistakenly filed in lieu of a Certificate of Amendment.
5.    The Amended and Restated Certificate of Incorporation is corrected to read as shown in the attached Exhibit A.
IN WITNESS WHEREOF, the undersigned has signed this certificate this 12th day of September, 2003, and hereby affirms and acknowledges under penalty of perjury that the filing of this Amended and Restated Certificate of Incorporation is the act and deed of Intuitive Surgical, Inc.

INTUITIVE SURGICAL, INC.

By:	/s/ Lonnie M. Smith
Lonnie M. Smith
President and Chief Executive Officer

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INTUITIVE SURGICAL, INC.
A DELAWARE CORPORATION
    ARTICLE I.
The name of the corporation is Intuitive Surgical, Inc.
    ARTICLE II.
The address of the corporation’s registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
    ARTICLE III.
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (“DGCL”).
    ARTICLE IV.
A.    Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is two hundred five million (205,000,000) shares, of which two hundred million (200,000,000) shares shall be Common Stock, par value $0.001 per share, and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.
B.    Rights. Preferences and Restrictions of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to DGCL, to fix or alter from time to time the designation, powers, preferences and rights (voting or otherwise) granted upon, and the qualifications, limitations or restrictions of, any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
    ARTICLE V.
For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.    Management of Business. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.
B.    Board of Directors.

1.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”), this Section B.1. of this Article V shall become effective and be applicable only when the corporation is a “listed” corporation within the meaning of Section 301.5 of the CGCL.
2.    In the event that the corporation is subject to Section 2115(b) of the CGCL AND is not a “listed” corporation or ceases to be a “listed” corporation under Section 301.5 of the CGCL, Section B.1. of this Article V shall not apply and all directors shall be shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.
3.    No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL AND is not a “listed” corporation or ceases to be a “listed” corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C.    Removal of Directors.
1.    During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.
2.    At any time or times that the corporation is not subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section C.1. above shall no longer apply and removal shall be as provided in Section 141 (k) of the DGCL.
D.    Vacancies.
1.    Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
2.    If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.
3.    At any time or times that the corporation is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then:
(a)    Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or
(b)    The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.
E.    Bylaw Amendments. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.
F.    Ballots. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.
G.    Action by Stockholders. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws; no action shall be taken by the stockholders by written consent.

H.    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.
I.    Special Meetings of Stockholders. Special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or a majority of the members of the Board of Directors.
    ARTICLE VI.
A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.
B.    This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times the corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CGCL.
C.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
    ARTICLE VII.
A.    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTUITIVE SURGICAL, INC.
a Delaware Corporation
Pursuant to § 242 of the General Corporation Law
of the State of Delaware
It is hereby certified that:
1.    The following amendment to the Amended and Restated Certificate of Incorporation of the corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:
    Paragraph (a) of Article Four of Exhibit A of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“A.    Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is one hundred two million five hundred thousand (102,500,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock, par value $0.001 per share, and two million five hundred thousand (2,500,000) shares shall be Preferred stock, par value $0.001 per share.
When the foregoing amendment becomes effective, (i) each share of Common Stock issued and outstanding or held in the treasury of the corporation immediately prior to the time this amendment becomes effective shall be reclassified and changed into and shall constitute one-half (1/2) of one fully paid and nonassessable share of Common Stock and (ii) each share of Preferred Stock issued and outstanding or held in the treasury of the corporation immediately prior to the time this amendment becomes effective shall be reclassified and changed into and shall constitute one-half (1/2) of one fully paid and nonassessable share of Preferred Stock, in each case without the necessity of further action of any kind (the “Reverse Split”). Any fractional shares remaining after applying the Reverse Split to each certificate representing shares of Common Stock or Preferred Stock then held by any holder shall be redeemed at a purchase price equal to the closing bid price of the Common Stock on the Nasdaq National Market on the effective date of the Reverse Split. Shares of capital stock that were outstanding prior to the Reverse Split, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock or Preferred Stock, as the case may be.”
2.    The capital of the corporation will not be reduced under or by reason of the foregoing amendment.
IN WITNESS WHEREOF, this Certificate is hereby executed by the undersigned on June 30, 2003.

INTUITIVE SURGICAL, INC.

By:	/s/ Lonnie M. Smith
Lonnie M. Smith
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTUITIVE SURGICAL, INC.
a Delaware Corporation
Pursuant to § 242 of the General Corporation Law
of the State of Delaware
It is hereby certified that the following amendment to the Amended and Restated Certificate of Incorporation of the corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:
Section B of Article V of Exhibit A of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“B.     Board of Directors.
1.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, commencing with the 2013 annual meeting of stockholders, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders, directors elected at the 2011 annual meeting of stockholders shall hold office until the 2014 annual meeting of stockholders, and directors elected at the 2012 annual meeting of stockholders shall hold office until the 2015 annual meeting of stockholders. Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”
IN WITNESS WHEREOF, this Certificate is hereby executed by the undersigned on 4/21, 2012.

INTUITIVE SURGICAL, INC.

By:	/s/ Gary S. Guthart, Ph.D.
Gary S. Guthart, Ph.D.
President and Chief Executive Officer

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Intuitive Surgical, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That Paragraph (A) of Article Four of Exhibit A of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is three hundred two million five hundred thousand (302,500,000) shares, of which three hundred million (300,000,000) shares shall be Common Stock, par value $0.001 per share, and two million five hundred thousand (2,500,000) shares shall be Preferred Stock, par value $0.001 per share. At the effective time of this Certificate of Amendment (the “Effective Time”), each issued and outstanding share of the corporation’s Common Stock shall be divided into three (3) validly issued, fully paid and non-assessable shares of Common Stock reflecting a three (3) for one (1) stock split (the “Stock Split”). The Stock Split shall occur without any further action on the part of the corporation or the holders of shares of Common Stock and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation.”
SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 29th day of September, 2017.

By:	/s/ Gary S. Guthart
Name:	Gary S. Guthart
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTUITIVE SURGICAL, INC.
Pursuant to § 242 of the General Corporation Law
of the State of Delaware

Intuitive Surgical, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That Paragraph (E) of Article V of the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), is hereby amended to read in its entirety as follows:
“E. Bylaw Amendments. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of the majority of shares present in person or represented by proxy at a meeting of stockholders and entitled to vote thereon. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.”
SECOND: That Paragraph (I) of Article V of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
“I. Special Meetings of Stockholders. Unless otherwise required by law, special meetings of the stockholders may be called, for any purpose or purposes, (i) by the Chairman of the Board of Directors, (ii) by the Chief Executive Officer, (iii) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (iv) upon written request to the Secretary, by one or more holders of record of the corporation’s common stock owning not less than 20% of the total number of shares of common stock of the corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, who otherwise comply with such other requirements and procedures set forth in the Bylaws as now or hereinafter in effect.”
THIRD: That Paragraph (A) of Article VII of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
“A. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.”
FOURTH: That Paragraph (B) of Article VII of the Certificate of Incorporation shall be deleted in its entirety.
FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 24th day of April, 2020.

INTUITIVE SURGICAL, INC.

By:	/s/ Siang Chin
Name:	Siang Chin
Title:	Assistant Secretary